Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

Investor contact: Cheryl Scully

(954) 769-7734

scullyc@autonation.com

AutoNation’s May Retail New Vehicle Unit Sales Up 22%

FORT LAUDERDALE, Fla., June 3, 2010 — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in May 2010, as reported to the applicable automotive manufacturers, totaled 19,283, an increase of 22% as compared to May 2009. Retail new vehicle unit sales in May 2010 for AutoNation’s operating segments were as follows:

•	5,852 for Domestic, up 28% versus May 2009,

•	10,232 for Import, up 21% versus May 2009, and

•	3,199 for Premium Luxury, up 15% versus May 2009.

We are announcing our retail new vehicle unit sales for May 2010 (including comparisons to May 2009), as reported by us to the applicable automotive manufacturers, to provide investors with additional information regarding our new vehicle business. We intend to announce our retail new vehicle unit sales, as reported by us to the applicable automotive manufacturers, on a monthly basis in the future.

The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers (on a continuing operations basis). These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and has been named America’s Most Admired Automotive Retailer by FORTUNE Magazine five times. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 249 new vehicle franchises in 15 states. For additional information, please visit corp.AutoNation.com or www.AutoNation.com.